Contact:	Clement B. Knapp, Jr.	FOR IMMEDIATE RELEASE
President
(219) 836-5870

October 26, 2006

AMB FINANCIAL ANNOUNCES QUARTER RESULTS AND PAYMENT OF CASH DIVIDENDS

Munster, Indiana - AMB Financial Corp. (OTCBB: AMFC) (the “Company”) the parent holding company for American Savings, FSB (the “Bank”) announced today that net income for the quarter ended September 30, 2006 totaled $181,000, or $.18 per diluted share, compared to $174,000, or $.17 per diluted share reported for the quarter ended September 30, 2005. Return on average equity and return on average assets were 4.98% and .41%, respectively, in the current quarter compared to 4.98% and .42% in last year’s comparable period. Net income for the nine months ended September 30, 2006 was $585,000, or $.58 per diluted share compared to $756,000, or $.74 per diluted share for the comparable period in 2005.

AMB Financial Corp. also announced that it will pay a regular cash dividend of $.08 per share for the quarter ended September 30, 2006. The dividend will be payable on November 25, 2006 to the shareholders of record on November 10, 2006.

Results for the Quarter Ended September 30, 2006 Compared to the
Quarter Ended September 30, 2005

Net interest income for the current quarter totaled $1.087 million compared to $1.091 million for last year’s third quarter. On a year-over-year basis, the Bank’s net interest margin declined 18 basis points to 2.78% in the quarter due to a combination of rising short-term interest rates and a flattening yield curve as well as increased pricing competition in the Company’s markets. The increase in the cost of deposits to 3.32% for the current quarter compared to 2.52% in the prior year’s quarter reflects higher short-term interest rates and a change in the mix of the Company’s deposit portfolio as consumer preference has shifted toward higher yielding certificates of deposits and out of lower cost core deposits.

Higher interest rates also resulted in increased asset yields to 6.62% in the current quarter compared to 5.96% in the prior year’s quarter. The yield on loans receivable increased by 56 basis points driven by higher rates on new originations and increased collections on nonaccrual loans, as well as the increased yield on equity lines of credit and other adjustable rate loans, which in a rising rate environment, reprice more quickly than other components of the loan portfolio.

Non-interest income decreased to $367,000 in the current quarter, compared to $376,000 reported in last year’s third quarter. The decrease in non-interest income was attributable, in part, to a $16,000 gain reported in the prior year’s quarter from the sale of stock in the Bank’s data processing provider as well as a decline in fee income, primarily in deposit related fees due to lower volumes of overdraft activity. Offsetting these decreases was an increase in unrealized gains of $17,000 from trading account securities as the market price of the Company’s portfolio of small thrift and community bank stocks increased in response to the general upward bias in financial institution stock prices during the quarter. In addition, the Company reported no loss in the current quarter compared to a loss of $16,000 in the prior year’s quarter, related to an investment in a low-income housing joint venture. As a result of this investment, the Company recorded an offsetting $35,000 in federal income tax credits during both periods which resulted in the reduction of the Company’s effect income tax rate.

Non-interest expense totaled $1.173 million in the current quarter, compared to $1.187 million reported for the quarter ended September 30, 2005. The decrease resulted primarily from decreased data processing costs of $77,000 due in part to increased efficiencies which were undertaken during 2005 as well as a $29,000 deconversion charge which was incurred in the prior year period. In addition, staffing costs declined by $26,000, primarily due to the elimination of ESOP related expenses. Offsetting these declines was an increase in advertising costs of $39,000, as well as increases in professional fees of $12,000, net real estate owned expense of $22,000, and meetings, seminar and convention expenses of $11,000.

The Company recorded a provision for loan losses of $59,000 during the quarter as compared to $47,000 during the prior year’s quarter. During the third quarter, we charged-off a $286,000 loan to a professional services firm that we discussed during the second quarter of this year. The Bank’s general allowance for loan losses after this charge-off was $662,000 at September 30, 2006, which is equal to 41.19% of non-performing loans and .45% of net loans receivable.

Income tax expense totaled $41,000 in the current quarter, an effective tax rate of 18.4%, compared to $59,000 or an effective tax rate of 25.3% for the quarter ended September 30, 2005. Both periods were positively impacted by the recognition of approximately $35,000 in low-income housing tax credits which have a greater impact on the effective rate in a lower earnings period compared to a higher earnings periods.

Results for the Nine Months Ended September 30, 2006 Compared to the
Nine Months Ended September 30, 2005

Diluted earnings per share decreased to $.58 for the nine months ended September 30, 2006 compared to $.74 in the prior year period. For the nine months ended September 30, 2006, net income totaled $585,000 compared to $756,000 for the comparable period last year. Return on average equity and average assets for the nine months ended September 30, 2006 was 5.41% and .45%, respectively, compared to 7.32% and .63%, respectively, for the nine months ended September 30, 2005.

Net interest income totaled $3.24 million for the nine months ended September 30, 2006, compared to $3.34 million for the first nine months of 2005. The net interest margin decreased to 2.77% in the current nine month period compared to 3.10% a year ago. The net interest margin declined between the periods as the cost of interest-bearing liabilities increased faster than the yield on interest-earning assets in the rising interest rate environment.

Non-interest income decreased by $145,000 primarily due to the $306,000 reduction in gain realized on the sale of stock in the Bank’s data processing provider which occurred during the prior year period, offset by an increase of $64,000 in fees and service charges, primarily in accounts receivable service fees and mortgage loan release fees, $51,000 in income from real estate operations which began in 2006 and $32,000 in gains on the sale of a real estate owned properties. Non-interest expense increased by $129,000 due to increases in compensation and benefits of $25,000, advertising costs of $66,000, professional fees of $92,000 and telecommunication expenses of $22,000 offset by a decrease of $124,000 in data processing costs.

Loan loss provisions totaled $213,000 in the current period compared to $235,000 in the year ago period. The current year period includes $108,000 of additional provision in conjunction with the aforementioned $286,000 commercial loan charged-off in the current year. The prior year period includes $105,000 of additional reserves established against three non-accrual loans which were subsequently charged-off.

Balance Sheet and Capital

Total assets of the Company increased by $5.5 million to $176.0 million at September 30, 2006 from $170.5 million reported at December 31, 2005. The increase in assets during the nine month period resulted from growth in loan balances, which totaled $147.1 million at September 30, 2006 compared to $140.0 million at December 31, 2005, an increase of $7.1 million. The increase was attributable in part to the purchase of $3.7 million of adjustable rate single-family residential loans and the purchase of a $1.0 million adjustable rate land development loan, both located out of state, as well as an $860,000 adjustable rate single-family residential loan purchase and a $500,000 participation in an adjustable rate commercial loan, both located locally. In addition, the company funded a $1.9 million land development adjustable rate loan to a local developer. Deposits declined during the period by $6.0 million to $121.4 million at September 30, 2006 due in part, to increased competition for deposit liabilities in a rising rate environment. The growth in loans, as well as the decline in deposits, were funded in part by a $10.4 million increase in borrowed money, and a $2.1 million decline in cash balances. The increase in borrowed money was entirely from the FHLB of Indianapolis. As of September 30, 2006, the weighted average term to maturity of the FHLB borrowings was 2.5 years compared to 3.0 years at December 31, 2005.

As of September 30, 2006, stockholders’ equity in AMB Financial Corp. totaled $14.8 million. The number of common shares outstanding at September 30, 2006 was 1,051,265 and the book value per common share outstanding was $14.08. The Bank’s tangible, core and risk-based capital percentages of 9.10%, 9.10% and 15.40%, respectively, at September 30, 2006 exceeded all regulatory requirements by a significant margin.

Non-performing assets decreased during the past three months to $2.88 million or 1.64% of total assets at September 30, 2006 compared to $3.25 million or 1.84% of total assets at June 30, 2006. At December 31, 2005, non-performing assets totaled $2.11 million, or 1.24% of assets. The decrease in the most recent three month period relates to the payoff of a $760,000 non-residential participation loan on a motel property located in Elkhart, Indiana. In addition, at September 30, 2006, the Company had title to six residential real estate owned properties totaling $900,000 and one commercial real estate owned property totaling $400,000 all located in the local market area which are currently valued at the lower of cost or net realizable value.

This news release contains various forward-looking statements consisting of estimates with respect to the financial condition, results of operations and business of the company and the Bank. These estimates are subject to various factors that could cause actual results to differ materially from those estimates. These factors include, but are not limited to, (i) the effect that movements in interest rates could have on net interest income and loan repayments, (ii) changes in customer preference for our products and services, (iii) changes in national and local economic and market conditions, including prevailing real estate values, (iv) higher than anticipated operating expenses, (v) a lower level of or higher cost for deposits or a higher cost for borrowings than anticipated, (vi) changes in accounting principles, policies or guidelines, (vii) legislation or regulations adversely affecting the Bank or the company, and (viii) the success of the Company’s workout programs for troubled assets and (ix) competition.

American Savings, FSB is a federally chartered stock savings bank. The Bank is a community oriented institution offering a variety of traditional deposit and loan products. It operates three full services offices located in Dyer, Hammond and Munster, Indiana.

(Two pages of selected financial information are included with this release)

AMB Financial Corp.
Selected Financial Condition Data
(In Thousands)

	Sep. 30	Dec. 31
	2006	2005
	(Unaudited)

Total assets	176,027	170,466
Loans receivable, net	147,084	140,035
Mortgage-backed securities	1,355	1,664
Investment securities and interest bearing deposits	8,246	9,696
Deposits	121,375	127,435
Borrowed money	31,387	21,012
Guaranteed preferred beneficial interest
in theCompany's subordinated debentures	5,000	5,000
Stockholders' equity	14,806	14,145

Selected Operations Data
(In Thousands)
(Unaudited)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,

	2006	2005	2006	2005

Total interest income	$2,595	2,200	$7,461	6,309
Total interest expense	1,508	1,109	4,219	2,969
Net interest income	1,087	1,091	3,242	3,340
Provision for loan losses	59	47	213	235
Net interest income after provision for
loan losses	1,028	1,044	3,029	3,105
Non-interest income:
Fees and service charges	281	305	890	826
Rental Income	35	35	104	104
Gain on trading securities	18	1	3	7
Gain (loss) on sale of real estate owned	(3)	-	32	-
Loss from investment in joint venture	-	(16)	(36)	(58)
Gain on sale of other assets	-	16	39	345
Increase in cash surrrender value of life insurance	31	30	92	90
Income from real estate held for development	-	-	51	-
Other operating income	5	5	17	23
Total non-interest income:	367	376	1,192	1,337
Non-interest expense:
Staffing cost	563	589	1,744	1,719
Advertising	101	62	199	133
Occupancy and equipment costs	115	108	327	308
Data processing	114	191	361	485
Professional fees	64	52	251	159
Federal deposit insurance premiums	4	4	12	12
Other	212	181	589	538
Total non-interest expense	1,173	1,187	3,483	3,354
Net income before income taxes	222	233	738	1,088
Provision for federal & state income taxes	41	59	153	332
Net income	$181	174	$585	756

Earnings per share
Basic	$0.18	$0.18	$0.59	$0.79
Diluted	$0.18	$0.17	$0.58	$0.74

AMB Financial Corp.
Selected Financial Ratios and Other Data
(Unaudited)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2006	2005	2006	2005
Performance Ratios (annualized):
Return on average assets	0.41%	0.42%	0.45%	0.63%
Return on average equity	4.98	4.98	5.41	7.32
Average yield on interest-earning assets	6.62	5.96	6.38	5.85
Average cost of interest-bearing liabilities	3.86	3.03	3.62	2.78
Interest rate spread	2.76	2.93	2.76	3.07
Net interest margin	2.78	2.96	2.77	3.10
Efficiency ratio	80.69	81.80	79.24	77.42
Non-interest expense to average total assets	2.68	2.88	2.67	2.79
Average interest earning assets to average
interest-bearing liabilities	1.01x	1.01x	1.01x	1.00x

Weighted average common shares outstanding:
Basic	1,010,880	965,775	997,862	959,827
Diluted	1,017,900	1,022,798	1,004,237	1,017,695

	At	At
	Sep. 30	Dec. 31
	2006	2005
	(Unaudited)
Quality Ratios:
Non-performing assets to total assets	1.64%	1.24%
Allowance for loan losses to non-performing loans	41.19	50.80
Allowance for loan losses to loans receivable, net	0.45	0.53

Capital Ratios:
Stockholders' equity to total assets	8.41	8.30
Tangible capital ratio (Bank only)	9.10	9.26
Core captial ratio (Bank only)	9.10	9.26
Risk-based capital ratio (Bank only)	15.41	15.85
Average equity to average assets	8.28	8.54

Other Data:
Number of full service offices	3	3